Exhibit 5.1

October 1, 2019

AerCap Holdings N.V.

Form F-3 Registration Statement

Ladies and Gentlemen:

We have acted as special New York counsel to AerCap Holdings N.V., a public company with limited liability incorporated under the laws of the Netherlands (the “Issuer”), and each of the subsidiaries of the Issuer listed on Annex A to this opinion (the “Guarantors”) in connection with the preparation and filing by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Act of debt securities of the Issuer in one or more series (the “Debt Securities”) and guarantees of the Debt Securities by the Guarantors (the “Guarantees”).

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of the Debt Securities, the Debt Securities will be issued under the Indenture, dated as of October 1, 2019 (the “Original Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by the Issuer, the Guarantors and the Trustee and that the forms of the Debt Securities will conform to those included in the applicable Supplemental Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Debt Securities have been duly authorized by the Issuer and executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, including any supplemental indenture related thereto, and the applicable definitive purchase, underwriting or similar agreement approved by the Issuer and the Guarantors upon payment of the consideration therefor provided for therein, such Debt Securities will be validly issued and constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. When the Debt Securities have been duly authorized by the Issuer and executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, including any supplemental indenture related thereto, and the applicable definitive purchase, underwriting or similar agreement approved by the Issuer and the Guarantors upon payment of the consideration therefor provided for therein, each Guarantee will constitute the valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Delaware, California, Ireland or the Netherlands. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of other jurisdictions as they relate to the Issuer or the Guarantors, we have relied upon and assumed the correctness of, without independent investigation, the opinions of NautaDutilh N.V., Dutch counsel to the Issuer and the Guarantors, McCann FitzGerald, Irish counsel to the Issuer and the Guarantors, Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Issuer and the Guarantors, and Buchalter, a Professional Corporation, California counsel to the Issuer and the Guarantors, each of which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to AerCap Holdings N.V.’s Registration Statement on Form F-3. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

AerCap Holdings N.V.

AerCap House

65 St. Stephen’s Green

Dublin D02 YX20, Ireland

ANNEX A

Guarantors

Guarantors	Jurisdiction

AerCap Aviation Solutions B.V.	Netherlands

AerCap Global Aviation Trust	Delaware

AerCap Ireland Capital Designated Activity Company	Ireland

AerCap Ireland Limited	Ireland

AerCap U.S. Global Aviation LLC	Delaware

International Lease Finance Corporation	California